As filed with the Securities and Exchange Commission on March 18, 2026.

Registration No. 333-281497

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 10

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HMH Holding Inc.

(Exact name of registrant as specified in its charter)

Delaware	3533	99-2746883
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3300 North Sam Houston Parkway East

Houston, Texas 77032

(281) 449-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dwight W. Rettig

General Counsel

3300 North Sam Houston Parkway East

Houston, Texas 77032

(281) 449-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James B. Marshall Joshua Davidson Baker Botts L.L.P. 910 Louisiana Street Houston, TX 77002 (713) 229-1234	Ryan J. Maierson Nick S. Dhesi Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, TX 77002 (713) 546-5400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory note

HMH Holding Inc. is filing this Amendment No. 10 to its Registration Statement on Form S-1 (File No. 333-281497) (the “registration statement”) as an exhibits-only filing to file certain exhibits as indicated in Part II of this Amendment No. 10. Accordingly, this Amendment No. 10 consists only of the facing page, this explanatory note, Part II of the registration statement, the signature pages to the registration statement and the filed exhibits. The prospectus constituting Part I of the registration statement is unchanged and has been omitted.

Part II

Information not required in prospectus

Item 13. Other expenses of issuance and distribution

Set forth below are the expenses (other than underwriting discounts) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee, the amounts set forth below are estimates.

Amount
SEC registration fee	$37,706.15
FINRA filing fee	40,423.40
Nasdaq listing fee	325,000.00
Printing and engraving expenses	1,300,000.00
Fees and expenses of legal counsel	4,000,000.00
Accounting fees and expenses	1,500,000.00
Transfer agent and registrar fees	5,000.00
Miscellaneous	891,870.45

Total expenses	$8,100,000.00

Item 14. Indemnification of directors and officers

Limitation of liability

Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to eliminate or limit, subject to certain statutory limitations, the personal liability of directors or officers to the corporation or its stockholders for monetary damages for breach of their fiduciary duty as director or officers, except for the following liabilities that cannot be eliminated or limited under the DGCL:

•	for any breach of their duty of loyalty to the company or its stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	with respect to directors, for unlawful payments of dividends or unlawful stock purchases or redemptions, as provided under Section 174 of the DGCL;
•	for any transaction from which the director or officer derived an improper personal benefit; or
•	with respect to officers, in any action by or in the right of the company.

In accordance with Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation that will be in effect at the completion of this offering will provide that no director or officer shall be personally liable to us or any of our stockholders for monetary damages resulting from breach of their fiduciary duty as directors or officers, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists or may hereafter be amended. The effect of this provision of our amended and restated certificate of incorporation will be to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director or officer for breach of the fiduciary duty of care as a director or officer, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision will not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s or officer’s duty of care. Any amendment, repeal or modification of provisions of our amended and restated certificate of incorporation that purports to limit the liability of a director or officer will be prospective only and will not affect any limitation on liability of a director or officer, as applicable, for acts or omissions occurring prior to the date of such amendment, repeal or modification.

Indemnification

Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

We intend to enter into indemnification agreements, to be effective upon the completion of this offering, with our directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements will require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and officers.

We intend to maintain liability insurance policies that indemnify our directors and officers against various liabilities, including certain liabilities arising under the Securities Act or the Exchange Act that may be incurred by them in their capacity as such.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our amended and restated certificate of incorporation or the indemnification agreements may have or hereafter acquire under law, our amended and restated certificate of incorporation, our amended and restated bylaws that will be in effect at the completion of this offering, an agreement, vote of stockholders or disinterested directors, or otherwise.

Our amended and restated bylaws will include provisions relating to advancement of expenses and indemnification rights consistent with those to be set forth in our amended and restated certificate of incorporation and the indemnification agreements. In addition, our amended and restated bylaws will provide for the right of an indemnitee to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our amended and restated bylaws will also permit us to purchase and maintain insurance, at our expense, to protect us and any person who is or was serving as a director, officer, employee or agent of our corporation or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or non-profit entity, including with respect to an employee benefit plan, against any expense, liability or loss asserted against them and incurred by them in such capacity, or arising out of their status as such, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or modification of the provisions of our amended and restated bylaws affecting indemnification rights will not adversely affect any right or protection thereunder in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to the time of such repeal or modification.

Under the underwriting agreement, the underwriters are obligated, under certain circumstances, to indemnify directors and officers of the registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of underwriting agreement filed as Exhibit 1.1 to this registration statement.

Item 15. Recent sales of unregistered securities

The following list sets forth information regarding all unregistered securities issued by us since January 1, 2023. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

HMH Inc.’s formation

In connection with HMH Inc.’s formation on April 29, 2024, HMH Inc. issued 1,000 shares of common stock, par value $0.01 per share, to HMH B.V. for aggregate consideration of $10.00. These securities were issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act on the basis that the transactions did not involve a public offering.

The foregoing transaction did not involve any underwriters, underwriting discounts or commissions or any public offering.

Item 16. Exhibits and financial statement schedules

(a)	Exhibits

The following documents are filed as exhibits to this registration statement:

Exhibit number	Description

1.1**	Form of Underwriting Agreement.

3.1**	Certificate of Incorporation of HMH Holding Inc., dated April 29, 2024.

3.2**	Bylaws of HMH Holding Inc., dated April 29, 2024.

3.3**	Form of Amended and Restated Certificate of Incorporation of HMH Holding Inc.

3.4**	Form of Amended and Restated Bylaws of HMH Holding Inc.

4.1**+	Bond Terms, dated November 15, 2023, between HMH Holding B.V., as issuer, and Nordic Trustee AS, as bond trustee, for HMH Holding B.V.’s 9.875% senior secured bonds.

4.2**	Form of Class A Common Stock Certificate.

4.3**	Form of Registration Rights Agreement.

4.4**	Form of Stockholders’ Agreement.

4.5**+	Amendment to Bond Terms, dated February 10, 2025, between HMH Holding B.V., as issuer, and Nordic Trustee AS, as bond trustee, for HMH Holding B.V.’s 9.875% senior secured bonds.

4.6**+	Bond Terms, dated December 15, 2025, between HMH Holding B.V., as issuer, and Nordic Trustee AS, as bond trustee, for HMH Holding B.V.’s 7.875% senior secured bonds.

5.1	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.

Exhibit number	Description

10.1**	Form of Tax Receivable Agreement.

10.2	Form of Exchange Agreement.

10.3**	Form of Partnership Agreement of HMH Holding B.V.

10.4**	Form of Director and Officer Indemnification Agreement.

10.5**+	Senior Facility Agreement, dated November 20, 2023, among HMH Holding B.V., as borrower, DNB Carnegie, a part of DNB Bank ASA, and Nordea Bank Abp, filial i Norge, as lead arrangers and bookrunners, the lenders party thereto and DNB Bank ASA, as agent.

10.6**	Loan Agreement, dated October 1, 2021, between MHH Holding B.V. (n/k/a HMH Holding B.V.), as borrower, and Baker Hughes Holdings LLC and Akastor AS, as lenders.

10.7**†	Form of Award Agreement, dated January 31, 2022, for founders’ phantom equity award.

10.8**†	Form of Award Agreement, dated May 1, 2023, for 2022 long-term incentive award.

10.9**†	Form of Award Agreement, dated November 20, 2023, for 2023 long-term incentive award.

10.10**†	Employment Agreement, effective February 12, 2019, between MHWirth AS and Eirik Bergsvik, and amendment thereto, effective January 1, 2023.

10.11**†	Employment Agreement, effective October 1, 2022, among Hydril USA Distribution LLC, HMH Holding B.V. and Thomas W. McGee.

10.12†	Non-Employee Director Compensation Program.

10.13**†	Employment Agreement, dated March 31, 2013, between Aker MH AS and Roy A. Dyrseth.

10.14**†	Employment Agreement, dated February 14, 2014, between Aker MH AS and Pål Skogerbø.

10.15**	Amendment to Loan Agreement, dated October 1, 2024, between HMH Holding B.V., as borrower, and Baker Hughes Holdings LLC and Akastor AS, as lenders.

10.16**†	Form of Award Agreement, dated December 17, 2024, for 2024 long-term incentive award.

10.17**†	Summary of HMH Holding B.V. Board Chairman Compensation.

10.18**†	Form of Award Agreement, dated December 17, 2024, for special recognition long-term incentive award.

10.19**	Amendment to Senior Facility Agreement, dated March 10, 2025, among HMH Holding B.V., as borrower, and DNB Bank ASA, as agent for the lenders.

10.20**	Amendment to Loan Agreement, dated March 17, 2025, between HMH Holding B.V., as borrower, and Baker Hughes Holdings LLC and Akastor AS, as lenders.

10.21**†	Senior Executive Severance Plan, effective November 19, 2025.

10.22**†	Senior Executive Change-in-Control Severance Plan, effective November 19, 2025.

10.23**†	Form of Award Agreement, dated December 18, 2025, for 2025 long-term incentive award.

10.24**+	Amendment and Restatement to Senior Facility Agreement, dated December 18, 2025, among HMH Holding B.V., as borrower, and DNB Bank ASA, as agent for the lenders.

10.25**†	Form of HMH Holding Inc. 2026 Long-Term Incentive Plan.

10.26**†	Form of Award Agreement replacing founders’ phantom equity award and 2022 long-term incentive award.

10.27**†	Form of Award Agreement replacing 2023 long-term incentive award, 2024 long-term incentive award and 2025 long-term incentive award.

Exhibit number	Description

10.28**†	Form of Award Agreement replacing 2023 long-term incentive award for former employees.

10.29**†	Form of Award Agreement replacing 2024 special recognition long-term incentive award.

10.30**†	Form of Non-Employee Director Restricted Stock Unit Award Agreement.

10.31**	Amendment to Loan Agreement, effective December 18, 2025, between HMH Holding B.V., as borrower, and Baker Hughes Holdings LLC and Akastor AS, as lenders.

16.1**	Letter of KPMG AS, dated August 19, 2025.

16.2**	Letter of KPMG AS, dated August 19, 2025.

21.1**	List of Subsidiaries of HMH Holding Inc.

23.1**	Consent of KPMG LLP (HMH Holding Inc.).

23.2**	Consent of KPMG AS (HMH Holding Inc.).

23.3**	Consent of KPMG LLP (HMH Holding B.V.).

23.4**	Consent of KPMG AS (HMH Holding B.V.).

23.5	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1**	Power of Attorney (included on the signature page of the previous filing of the registration statement).

99.1**	Consent of Judson E. Bailey to be listed as Director Nominee.

99.2**	Consent of Karl Erik Kjelstad to be listed as Director Nominee.

99.3**	Consent of Svein O. Stoknes to be listed as Director Nominee.

99.4**	Consent of M. Georgia Magno to be listed as Director Nominee.

99.5**	Consent of Lance T. Loeffler to be listed as Director Nominee.

99.6**	Consent of Kathleen S. McAllister to be listed as Director Nominee.

99.7**	Consent of Daniel W. Rabun to be listed as Director Nominee.

107.1	Filing Fee Table.

**	Previously filed.

†	Indicates a management contract or compensatory plan or arrangement.

+	Certain schedules and similar attachments to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant undertakes to furnish supplementally a copy of any omitted schedule to the SEC upon request.

(b)	Financial Statement Schedules

See the index to the financial statements included on page F-1 for a list of the financial statements included in this registration statement.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 18, 2026.

HMH Holding Inc.

By:	/s/ Thomas W. McGee
Name: Thomas W. McGee
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 18, 2026.

Signature	Title

* Eirik Bergsvik	Chief Executive Officer (Principal Executive Officer)

/s/ Thomas W. McGee Thomas W. McGee	Chief Financial Officer (Principal Financial Officer)

* Hunain Qureshi	Chief Accounting Officer (Principal Accounting Officer)

* Daniel W. Rabun	Chair of the Board

* Judson E. Bailey	Director

* Karl Erik Kjelstad	Director

* M. Georgia Magno	Director

* Svein O. Stoknes	Director

*By:	/s/ Thomas W. McGee
Thomas W. McGee
Attorney-in-Fact